             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                   -----------------------

                          FORM 8-K

                       CURRENT REPORT


           Pursuant to Section 13 or 15(d) of the

               Securities Exchange Act of 1934

                 ---------------------------


              Date of Report (Date of earliest
               event reported): April 26, 2001



                THE ST. PAUL COMPANIES, INC.
   ------------------------------------------------------
   (Exact name of Registrant as specified in its charter)


     Minnesota               0-3021              41-0518860
-------------------  --------------------  ---------------------
     (State of          (Commission File      (I.R.S. Employer
  Incorporation)            Number)          Identification No.)



385 Washington St., St. Paul, MN              55102
--------------------------------           -----------
(Address of principal                       (Zip Code)
executive offices)


                       (651) 310-7911
             ----------------------------------
               (Registrant's telephone number,
                    including area code)




                             N/A
------------------------------------------------------------
    (Former name or former address, if changed since last
                           report)

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Item 5.    Other Events.
           ------------

     The following information was derived from a press release issued by The St. Paul Companies, Inc. on April 26,
2001:


     The St. Paul Companies, Inc. announced that its subsidiary, St. Paul Fire and Marine Insurance Company, has signed a definitive agreement to sell Fidelity and Guaranty
Life Insurance Company (F&G Life), a life, annuity and structured settlements company based in Baltimore, Md., and its subsidiary, Thomas Jefferson Life, to Old Mutual plc, a London-based international financial services company.

     St. Paul will receive Old Mutual stock valued at $300 million and $335 million in cash. In addition, F&G Life recently returned $40 million in capital to St. Paul.
Accordingly, this provides a total of $675 million for deployment by St. Paul in its core property-liability business and strategic initiatives.

     The St. Paul said the sale will result in earnings attributable to F&G Life being reclassified to earnings from discontinued operations. However, that will not result in any change in The St. Paul's first-quarter 2001 reported net income of $202.2 million ($0.87 per share).

     The St. Paul expects to realize a modest gain from the sale, to be recorded later this year, when the transaction is expected to close. The exact amount of the gain will be determined later, based upon the amount of charges associated with the disposal. The transaction is subject to regulatory approvals and other conditions.


     Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                              THE ST. PAUL COMPANIES, INC.




                              By  /s/ Bruce A. Backberg
                                  ---------------------
                                  Bruce A. Backberg
                                  Senior Vice President


Date: April 30, 2001